PURCHASE AGREEMENT

This Agreement, effective September 30, 1999, is entered into among each of COYOTE NETWORK SYSTEMS, INC., a Delaware corporation (herein referred to as "COYOTE SYSTEMS"), AMERICAN GATEWAY TELECOMMUNICATIONS, INC., a Texas corporation (herein referred to as "AGTI"), COYOTE GATEWAY, LLC, a Colorado limited liability company, doing business as "AMERICAN GATEWAY TELECOMMUNICATIONS" (herein referred to as "AGT"), PRINVEST CORP., a New Jersey corporation (herein referred to as "PVC" in the context of a single corporate entity, or collectively as "PRINVEST" when viewed collectively with its affiliated subsidiary corporation, PRINVEST FINANCIAL CORP.), PRINVEST FINANCIAL CORP., a New Jersey corporation (herein referred to as "PFC" in the context of a single corporate entity, or collectively as "PRINVEST" when viewed collectively with its parent corporation, PRINVEST CORP.), and ARNOLD A. SALINAS, an individual (herein referred to as "SALINAS").

                                   BACKGROUND

     A. WHEREAS, this Agreement pertains to the purchase and acquisition by AGTI of the outstanding Membership Interest of COYOTE GATEWAY, LLC ("AGT"), presently owned by COYOTE SYSTEMS, and comprising Eighty Percent (80%) of the voting units, and a roughly equivalent percentage of the economic interests, all as more completely set forth in the AGT Operating Agreement, a copy of which is attached as Exhibit "A" and is incorporated by reference. This Agreement also sets forth the respective performances, mutual promises, covenants, representations and other actions to be taken by each of the parties hereto, all of which constitutes the aggregate consideration to be exchanged by the respective parties hereto to effect the transfer of the aforesaid Eighty Percent (80%) Membership Interest of AGT from COYOTE SYSTEMS to AGTI, and which aforesaid transfer of the Membership Interest in AGT shall cause AGTI to become the ONE HUNDRED PERCENT (100%) owner and sole Member of AGT, thereby making AGT a wholly-owned subsidiary of AGTI.

     B. WHEREAS, COYOTE GATEWAY, LLC conducts a telecommunications business under the d/b/a "AMERICAN GATEWAY TELECOMMUNICATIONS" or "AGT".

     C. WHEREAS, COYOTE SYSTEMS presently owns the Membership Interest in AGT which is the subject of this acquisition transaction.

     D. WHEREAS, AMERICAN GATEWAY TELECOMMUNICATIONS, INC. ("AGTI") is a holding company, and AGTI is presently a Member of AGT under the terms of Exhibit "A" hereto.


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     E.   WHEREAS, PRINVEST is in the business of providing commercial financing and lending services to business borrowers.

     F. WHEREAS, PRINVEST has previously established for the benefit of AGT, a certain credit facility, whereby AGT has received to date advances, including accrued interest and fees, from PRINVEST an amount aggregating to NINE MILLION EIGHT HUNDRED SIXTY-EIGHT THOUSAND TWO HUNDRED TWENTY-SEVEN DOLLARS AND TWENTY-ONE CENTS ($9,868,227.21) in U.S. currency (herein referred to as the "Credit Facility"), as evidenced by a certain Financing and Security Agreement, dated June 30, 1999, as entered into between AGT and PFC, as well as certain Promissory Notes executed by AGT regarding such advances.

     G. In connection with the Credit Facility and the advances provided by PRINVEST to AGT, and as further collateral to secure the repayment obligations owed by AGT to PRINVEST, COYOTE SYSTEMS pledged to PRINVEST Seven Hundred Eight Thousand Six Hundred Ninety-Two shares (708,692) of common stock in COYOTE SYSTEMS under a certain Pledge Agreement (herein referred to as the "Pledged Collateral"), which Pledged Collateral PRINVEST presently holds as collateral with regard to the ongoing obligations of AGT as owed to PRINVEST.

     H. WHEREAS, PVC is a Fifty-Three and Three Quarters Percent (53.75%) shareholder of AGTI.

     I. WHEREAS, SALINAS is a Forty-Six and One Quarter Percent (46.25%) shareholder of AGTI. SALINAS is also an officer and employee of AGT.

                     BINDING AGREEMENT OF THE PARTIES HERETO

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the mutual promises and covenants exchanged herein, as well as the promised performances as also set forth herein, and intending to be legally bound hereby, all of the parties hereto agree as follows:

     1. TRANSFER BY COYOTE SYSTEMS OF ITS ENTIRE MEMBERSHIP INTEREST IN AGT TO AGTI.

          As a result of its execution of this Agreement, COYOTE SYSTEMS transfers and endorses to the order of AGTI, all of COYOTE SYSTEMS' Membership Interest in AGT. By virtue of its execution of this Agreement, AGTI, as the recipient of the transfer and as a Member of AGT, hereby consents to the transfer.



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     2.   COYOTE SYSTEMS' REPRESENTATION AND WARRANTIES

          COYOTE SYSTEMS hereby represents and warrants that the Membership Interest is free and clear of any liens, encumbrances, or pledges, and that the transfer of said interest is not in material violation of any contract of COYOTE SYSTEMS, and has been duly authorized by COYOTE SYSTEMS' Board of Directors, and is being executed by an officer of COYOTE SYSTEMS. COYOTE SYSTEMS makes no further representations or warranties whatsoever regarding AGT.


     3. SURETYSHIP AGREEMENT TO BE EXECUTED BY AGTI REGARDING THE OBLIGATIONS OWED BY AGT TO PRINVEST UNDER THE CREDIT FACILITY.

          Contemporaneously with the execution of this Agreement, AGTI shall execute a Suretyship Agreement with PRINVEST in such form as required by PRINVEST or its legal counsel, and AGTI (as a surety for AGT) thus becomes directly liable to PRINVEST for all of the outstanding repayment obligations of AGT owed to PRINVEST under the Credit
          Facility, which amount of indebtedness aggregates in the amount of NINE MILLION EIGHT HUNDRED SIXTY-EIGHT THOUSAND TWO HUNDRED TWENTY-SEVEN DOLLARS AND TWENTY-ONE CENTS ($9,868,227.21) as of the date hereof. AGTI shall not be required to make any separate cash payment, or other down payment, to any other party hereto in connection with transactions described in this Agreement.

     4.   RETURN OF ALL OF THE PLEDGED COLLATERAL BY PRINVEST TO COYOTE SYSTEMS.

          Contemporaneously with the execution of this Agreement, PRINVEST shall return and deliver to COYOTE SYSTEMS the Pledge Agreement marked cancelled, and all of the Pledged Collateral, specifically the Seven Hundred Eight Thousand Six Hundred Ninety-Two shares (i.e., 708,692) of common stock of COYOTE SYSTEMS, which Pledged Collateral had been previously pledged by COYOTE SYSTEMS to PRINVEST under the aforesaid Pledge Agreement as further collateral to secure the repayment obligations of AGT to PRINVEST under the Credit Facility. As soon as practicable after the execution of this Agreement, PRINVEST will prepare and deliver to COYOTE SYSTEMS such UCC Termination Statements (i.e., UCC-3 forms) as is necessary for COYOTE SYSTEMS to file the same with all such applicable governmental recording authorities, which UCC-3 forms shall terminate and extinguish any and all security interests as was previously granted to PRINVEST regarding the


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          aforesaid  Pledged  Collateral,  and as may have been evidenced by any and all UCC-1 Financing Statements, if any, as may have been filed by PRINVEST regarding said Pledged Collateral.

     5. COYOTE SYSTEMS TO RECEIVE FROM AGT A MONTHLY MARGIN PARTICIPATION PAYMENT OF $0.0025 PER MINUTE FOR NETWORK TRAFFIC GENERATED OVER AGT'S SWITCHES FOR THE 18 MONTH PERIOD: OCTOBER 1ST, 1999 THROUGH MARCH 31, 2001.

          (a) Margin Participation Payment payable to COYOTE SYSTEMS by AGT. Regarding all operational network traffic as may be generated by AGT, or such other network traffic as may have originated from sources other than AGT, but is nevertheless switched or otherwise routed by AGT through AGT's telecommunications network (collectively referred to as the "AGT Traffic"), and only for such limited eighteen (18) month period from October 1, 1999 through March 31, 2001 (which aforesaid eighteen month period shall not otherwise be tolled, suspended or extended beyond March 31, 2001), COYOTE SYSTEMS shall be entitled to receive from AGT payable on a monthly basis, a margin participation payment equal to $0.0025 per minute (i.e., one quarter [1/4] of one U.S. penny per minute) on all such AGT Traffic, which shall herein be referred to as the "Margin Participation Payment".

          (b) Timing of Payment to COYOTE SYSTEMS of the Margin Participation Payment. AGT shall pay and deliver to COYOTE SYSTEMS the Margin Participation Payment on a monthly basis for each said calendar month commencing on October 1, 1999 and expiring on March 31, 2001 within ten (10) business days of each succeeding calendar month following the close of the preceding calendar month for which said Margin Participation Payment is payable (i.e., the first Margin Participation Payment payable by AGT to COYOTE SYSTEM for the month of October, 1999 shall be paid not later than November 12, 1999.)

          (c) Verification of Margin Participation Payment. In order to verify and confirm the accuracy of the Margin Participation Payment payable to COYOTE SYSTEMS by AGT, AGT shall deliver to COYOTE SYSTEMS on a weekly basis copies of "Call Detail Reports", or such other similar records, if any, which reports shall detail monthly AGT Traffic. COYOTE SYSTEMS may, at its own expense, and


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               no more than quarterly, request an audit of the AGT Traffic, with which AGT agrees to cooperate fully. In the event that the audit reveals an underpayment, AGT agrees to pay COYOTE SYSTEMS the amount of the underpayment, plus interest calculated at 18% per annum plus the cost of the audit.

     6.   MUTUAL LIMITED RELEASES AGAINST EACH OF THE PARTIES HERETO.

          In consideration of the mutual agreements, promises, performances and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, each of COYOTE SYSTEMS, AGT, AGTI, PRINVEST, SALINAS and their respective employees, officers, directors, shareholders, affiliates, agents, assigns, representatives, attorneys-in-fact, accountants, legal counsel, designees and other appointees, do hereby release and forever discharge each and their respective employees, officers, directors, shareholders, affiliates, agents, assigns, representatives, attorneys-in-fact, accountants, legal counsel, designees and other appointees, from any and all claims of negligence in the performance of their respective duties in connection with AGT and/or the Credit Facility, whether known or unknown, from the beginning of time until the date hereof of this Agreement.

     7. COYOTE COMMUNICATION SERVICES TO PROVIDE MAINTENANCE AND TECHNICAL SUPPORT SERVICES TO AGT ON A MONTH-TO-MONTH RENEWABLE BASIS UNDER THE PARTIES' EXISTING MAINTENANCE AND SERVICING AGREEMENT.

               (a) In accordance with the terms and conditions other than the 18-month original duration, including such performance and quality assurance standards as set forth in the existing Maintenance and Servicing Agreement, dated ___________________, 1999 entered into between AGT and COYOTE COMMUNICATION SERVICES, INC., an affiliate of COYOTE SYSTEMS, COYOTE COMMUNICATION SERVICES shall continue to provide AGT with maintenance and technical support services on a month-to-month (i.e., 30-day) renewable basis.

               (b) As soon as practicable after the execution of this Agreement, each of AGTI, AGT, COYOTE SYSTEMS and/or COYOTE COMMUNICATION SERVICES shall identify and designate their respective personnel, employees, representatives or other


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                    designees, which persons shall interface,  jointly work with and/or communicate with each other on a frequent and regular
                    basis  in  order  to  fully  perform  and  discharge   their
                    respective   duties,   rights  and  obligations   under  the
                    aforesaid Maintenance and Servicing Agreement.

     8. COYOTE SYSTEMS TO BE THE EXCLUSIVE SWITCHING SUPPLIER TO AGT FOR THE 18 MONTH PERIOD, OCTOBER 7, 1999 THROUGH APRIL 6, 2001; AGT TO RECEIVE A 50% PURCHASE DISCOUNT FROM COYOTE SYSTEMS DURING SAID PERIOD.

               (a) For the eighteen (18) month period commencing on October 7, 1999 and expiring on April 6, 2001, AGT hereby agrees that it shall purchase from COYOTE SYSTEMS to the exclusion of any other switch supplier, additional switches, if any, deployed by AGT. However, if COYOTE SYSTEMS cannot timely deliver and make operational such additional switch as needed by AGT within 30 days of such request, AGT may purchase such needed switch from any other switch supplier without any monetary obligation owing to COYOTE SYSTEMS.

               (b) In exchange for such exclusive relationship and during the aforesaid eighteen (18) month period commencing on October 7, 1999 and expiring on April 6, 2001, AGT shall receive a Fifty Percent (50%) purchase discount from COYOTE SYSTEMS (i.e., which 50% purchase discount shall be applied to COYOTE SYSTEMS' full retail list price policies) on all switches as may purchased by AGT from COYOTE SYSTEMS. This discount shall not apply to any OEM equipment distributed, but not manufactured by COYOTE SYSTEMS.

     9. NO PUBLIC STATEMENTS OR OTHER PRESS RELEASES, IF ANY, MADE BY COYOTE SYSTEMS REGARDING THIS TRANSACTION SHALL MAKE ANY REFERENCE TO PRINVEST NAME.

          COYOTE SYSTEMS shall neither make any public statement, nor shall COYOTE SYSTEMS release into the public domain any press release, mentioning the name of PRINVEST and, concerning any portion or part of this transaction described herein in this Agreement unless required by law, statute, regulation, ordinance, order of court of competent jurisdiction or other rule of any governmental or administrative agency.

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     10.  GOVERNING LAW AND WAIVER OF JURY TRIAL.

          This Agreement shall be governed by the laws of the State of New Jersey, and shall be interpreted and enforced in accordance with New Jersey law without regard to principles of conflicts of laws. In the event that any matter of dispute under this Agreement may subsequently arise between the parties hereto, which dispute may proceed to litigation, all parties to this Agreement hereby waive and relinquish all rights to have such dispute adjudicated by a jury trial.

     11.  COUNTERPART SIGNATURES.

          This Agreement may be executed in several counterparts, and as so executed shall constitute one single Agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

     12.  SEVERABILITY.

          If any portion of this agreement is declared by a court competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from the Agreement, and the balance of the Agreement shall remain in effect.



COYOTE NETWORK SYSTEMS, INC.            PRINVEST CORP
By:     /s/ Daniel W. Latham            By:     /s/ Rudolf A. Tervooren
        --------------------------              --------------------------
Title:  President                       Title:  President
        --------------------------              --------------------------

AMERICAN GATEWAY                        PRINVEST FINANCIAL CORP
TELECOMMUNICATIONS, INC.
By:     /s/ Arnold A. Salinas           By:     /s/ Rudolf A. Tervooren
        --------------------------              --------------------------
Title:  President and CEO               Title:  President
        --------------------------              --------------------------

COYOTE GATEWAY, LLC d/b/a AMERICAN      ARNOLD A. SALINAS
GATEWAY TELECOMMUNICATIONS
By:     /s/ Daniel W. Latham            /s/ Arnold A. Salinas
        --------------------------      ----------------------------------
Title:  Manager                         Arnold A. Salinas
        --------------------------


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